Exhibit 99.1

FINAL: FOR IMMEDIATE RELEASE

RLJ ENTERTAINMENT APPOINTS DREW WILSON CHIEF FINANCIAL OFFICER

SILVER SPRING, MD - May 28, 2013 – RLJ Entertainment Inc., (NASDAQ: RLJE), announced today that it has named Drew Wilson as its Chief Financial Officer effective immediately. Mr. Wilson is succeeding John Avagliano, who has left RLJ Entertainment to pursue other opportunities.

RLJ Entertainment, founded by Robert L. Johnson, founder of Black Entertainment Television and The RLJ Companies, is a leading creator, owner and distributor of media content across digital, broadcast and physical platforms.  RLJ Entertainment leverages its branding expertise, access to content and direct to consumer skills to optimize the value of its programs for distinct audiences. RLJ Entertainment, where Johnson serves as chairman, was formed in October 2012 through the business combination of RLJ Acquisition, Inc., Image Entertainment, Inc. and Acorn Media Group, Inc.

Miguel Penella, RLJ Entertainment Chief Executive Officer, said, “Drew is a great fit for our management team.  His stellar track record of managing financial operations for a public media and entertainment company will be incredibly valuable as we execute on our strategy to become a major player in targeted digital entertainment.

“I also want to thank John Avagliano for his contributions to the company, specifically his work in helping form RLJ Entertainment. We wish him well in his future endeavors.”

Mr. Wilson most recently served as Senior Vice President and Chief Financial Officer for the Discovery Communication’s Digital, Commerce and Education divisions. In that role, Mr. Wilson was responsible for strategic business operations, business development support and the finance functions for Digital Media, Digital Distribution, Ecommerce, Licensing, School Content Streaming, catalog, sponsorship and school assessment businesses. Mr. Wilson also recently held the position of Senior Vice President, Corporate Controller for Discovery Communication worldwide.  Mr. Wilson previously was Vice President and Controller of the International Networks division of Discovery Communications. Prior to Discovery, Mr. Wilson served as Director of Corporate Accounting and Reporting for Host Marriott Corporation.  Mr. Wilson started his career at PricewaterhouseCoopers in the Washington DC office.

Mr. Wilson added, “I am delighted to join RLJ Entertainment, which I believe has tremendous growth prospects ahead of it.  I look forward to working with Miguel and the rest of the team to capitalize on a portfolio of terrific assets and to take advantage of an evolving media and entertainment landscape.”

About RLJ Entertainment - RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent licensee and distributor of entertainment content and programming in North America, the United Kingdom and Australia with over 5,300 exclusive titles. RLJE is a leader in numerous genres via its owned and distributed brands such as Acorn (British TV), Image (stand-up comedy, feature films), One Village (urban), Acacia (fitness), Slingshot (faith), Athena (educational), Criterion (art films) and Madacy (gift sets). These titles are distributed in multiple formats including DVD, Blu-Ray, digital download, digital streaming, broadcast television (including satellite and cable), theatrical and non-theatrical.

Via its majority-owned subsidiary Agatha Christie Limited (“ACL”), RLJE manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. And through its direct-to-consumer business, RLJE has direct contacts and billing relationships with millions of consumers.

RLJE leverages its management experience to acquire, distribute, and monetize existing and original content for its many distribution channels, including its nascent branded digital subscription channels, and engages distinct audiences with programming that appeals directly to their unique viewing interests. RLJE has proprietary e-commerce web sites for the Acorn and Acacia brands, and owns the recently launched Acorn TV digital subscription service.

Contact:
Sloane & Company
Josh Hochberg, 212-446-1892
Jhochberg@sloanepr.com

or

Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com

Traci Otey Blunt, 240-744-7858
The RLJ Companies
press@rljcompanies.com

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